Exhibit 99.1

LEAPFROG ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

EMERYVILLE, California—November 1, 2007—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the third quarter and nine months ended September 30, 2007.

For the third quarter of 2007, the company reported net sales of $144.0 million and a net loss of $2.8 million, or $0.04 per share. This compares to net sales of $184.7 million and a net loss of $49.7 million or $0.79 per share for the third quarter 2006. Operating loss improved to a loss of $3.1 million for the third quarter 2007 compared to a loss from operations of $14.7 million for the third quarter 2006. Cash and investments totaled $97.5 million at September 30, 2007.

LeapFrog President and Chief Executive Officer Jeffrey G. Katz stated, “Our third quarter sales were weaker than expected as we entered the 2007 holiday selling season, driven by the performance of our legacy products. However, we’re encouraged by the good results from several of our new products and our Leapster handheld business continues to perform very well. With the launch of our 2008 product line, we expect to see the business grow in 2008 and beyond.”

Third Quarter 2007 Financial Results

Net Sales

Net sales for the quarter ended September 30, 2007 were $144.0 million, compared to $184.7 million for the quarter ended September 30, 2006, a decrease of 22.0%. The decrease in net sales was driven primarily by lower sales of products being phased out.

Segment Results

Net sales from the U.S. Consumer segment totaled $109.5 million for the third quarter 2007 compared with $138.3 million for the third quarter 2006. Net sales from the International segment totaled $30.2 million for the third quarter 2007 compared with $39.6 million for the third quarter 2006. Net sales from the SchoolHouse segment totaled $4.3 million for the third quarter 2007 compared with $6.8 million for the third quarter 2006.

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LeapFrog Enterprises, Inc.

Gross Profit and Gross Margin

Despite lower sales, gross profit improved to $60.8 million for the third quarter 2007 compared to $49.2 million for the third quarter 2006. Gross margin for the three months ended September 30, 2007 increased by 15.6 percentage points to 42.2% in the third quarter 2007 compared to 26.6% in the third quarter 2006 driven by lower charges for excess and obsolete inventory and purchase order cancellations.

Operating Expenses

Operating expenses totaled $63.8 million for the third quarter 2007 compared to $63.9 million for the third quarter 2006. Selling, general and administrative expense increased 13.9% year-over-year to $34.4 million for the third quarter 2007 due to higher patent defense costs and stock-based compensation expense, partially offset by lower costs in the SchoolHouse division. Research and development expense decreased 2.1% year-over-year to $14.2 million for the third quarter 2007, primarily due to the timing of costs related to the planned new product launches for 2008. Advertising expense decreased 24.7% year-over-year to $12.8 million for the third quarter 2007, reflecting the Company’s decision to focus advertising spending towards the last quarter of the year in support of higher seasonal sales, and also better align spending levels with competitive benchmarks.

Provision for Income Tax

Provision for income taxes was $0.6 million for the third quarter 2007 compared with a provision of $37.5 million for the third quarter 2006. The third quarter 2006 tax expense reflects the cumulative impact of a valuation allowance against its domestic deferred tax, first recorded in the third quarter of 2006, which prevents the Company from recording a current year tax benefit for current U.S. losses.

Net Loss

The company recorded a net loss of $2.8 million, or a net loss of $0.04 per share, for the third quarter 2007, compared to a net loss of $49.7 million, or a net loss of $0.79 per share, for the third quarter 2006. The lower loss is due to higher gross profit and reduced tax expense.

Balance Sheet

Inventories, net of allowances, were $110.3 million at September 30, 2007, compared with $73.0 million at December 31, 2006 and $154.5 million at September 30, 2006. Cash and investments totaled $97.5 million at September 30, 2007, compared with $148.1 million at December 31, 2006 and $134.9 million at September 30, 2006.

Outlook

“We’re positioned well to enter the “Grow” phase of our strategic plan with improved gross margins, a strong cash position, and prudent inventory levels. We expect continued improvements in our business fundamentals over the next 12 months”, said Bill Chiasson, chief financial officer.

LeapFrog expectations for full year 2007 results are:

•	A revenue decrease of approximately 10% to 15% compared to 2006.

•	A significant improvement in gross margin compared with 29.3% for 2006.

•	A reduction in overall operating expenses from $271.7 million for 2006.

•	An improvement in net loss over 2006.

•	Cash and investments of approximately $100 million at December 31, 2007.

LeapFrog Enterprises, Inc.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss third quarter earnings results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183. A replay of the Web cast will be available on these Web sites through November 1, 2008. A telephone replay is also available through December 1, 2007 at (706) 645-9291; I.D. No. 21384637.

The conference call webcast will also be distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s Individual Investor Center at www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Upcoming Investor and Analyst Day

LeapFrog will host its first-ever Investor and Analyst Day on Thursday, November 8. For more information contact Eileen VanEss, Vice President of Investor Relations and Treasurer, at 510-420-5361 or ir@leapfrog.com.

About LeapFrog

LeapFrog Enterprises, Inc., is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created a broad line of stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog SchoolHouse’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog SchoolHouse is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG and the LeapFrog Logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding the expected results such as net sales, margins, expenses, profitability, and cash and inventory balances for the 2007 full year, business growth in 2008 and future product launches. These forward-looking statements involve risks and uncertainties, including fluctuations in the demand for the

LeapFrog Enterprises, Inc.

company’s products by its customers and consumers, the effects of advertising on sales of the company’s products, the company’s ability to predict such demand accurately and respond to such demand appropriately, the company’s ability to develop and launch new products, services and features on time and at anticipated margin and profit levels, the company’s ability to develop and market products and services that are accepted by consumers, schools and retailers at sales and profit levels to justify the development investment, and the company’s ability to achieve operating efficiencies. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2006 annual report on Form 10-K filed on March 8, 2007, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Jaeme Sines
Investor Relations	Corporate Communications
(510) 420-5361	(510) 596-3497

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,		December 31,
	2007	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,677	$42,578	$67,314
Short-term investments	25,817	92,290	80,784
Accounts receivable, net of allowance for doubtful accounts of $356, $1,904, and $785 at September 30, 2007 and 2006 and December 31, 2006, respectively	126,711	152,762	141,816
Inventories	110,261	154,462	73,020
Prepaid expenses and other current assets	21,371	24,607	23,339
Deferred income taxes	4,578	613	1,156

Total current assets	360,415	467,312	387,429
Property and equipment	32,616	24,045	27,794
Deferred income taxes	277	37	148
Intangible assets, net	24,866	26,311	25,933
Other assets	9,070	10,693	9,137

Total assets	$427,244	$528,398	$450,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,472	$83,975	$46,720
Accrued liabilities and deferred revenue	49,588	45,257	50,001
Income taxes payable	1,955	3,507	724

Total current liabilities	121,015	132,739	97,445
Long-term liabilities	23,751	17,359	19,034
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,782; 34,994 and 35,455 at September 30, 2007 and 2006 and December 31, 2006, respectively	4	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at September 30, 2007 and 2006 and December 31, 2006, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	351,625	341,427	343,310
Accumulated other comprehensive income	5,217	3,364	3,122
(Accumulated deficit) retained earnings	(74,186)	33,687	(12,292)

Total stockholders’ equity	282,478	378,300	333,962

Total liabilities and stockholders’ equity	$427,244	$528,398	$450,441

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LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$144,045	$184,718	$260,965	$319,385
Cost of sales	83,272	135,529	155,205	228,288

Gross profit	60,773	49,189	105,760	91,097
Operating expenses:
Selling, general and administrative	34,396	30,150	96,739	90,990
Research and development	14,242	14,513	42,735	39,823
Advertising	12,804	16,994	22,610	31,597
Depreciation and amortization	2,386	2,195	7,315	7,141

Total operating expenses	63,828	63,852	169,399	169,551

Loss from operations	(3,055)	(14,663)	(63,639)	(78,454)
Interest expense	(14)	(4)	(88)	(107)
Interest income	1,470	2,051	5,908	5,601
Other (expense) income, net	(569)	347	(151)	(436)

Loss before provision for income taxes	(2,168)	(12,269)	(57,970)	(73,396)
Provision for income taxes	637	37,472	3,290	25,717

Net loss	$(2,805)	$(49,741)	$(61,260)	$(99,113)

Net loss per common share:
Basic and Diluted	$(0.04)	$(0.79)	$(0.97)	$(1.58)
Shares used in calculating net loss per common share:
Basic and Diluted	63,376	62,895	63,319	62,698

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Unaudited

	Nine Months Ended September 30,
	2007	2006
Net loss	$(61,260)	$(99,113)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,104	12,020
Amortization	1,067	1,263
Unrealized foreign exchange (gain) loss	(3,092)	3,051
Loss (gain) on disposal of property and equipment	(5)	—
Provision for doubtful accounts	(228)	(276)
Deferred income taxes	(3,551)	26,653
Stock-based compensation	7,395	5,340
Investment accretion on commercial paper	(792)	—
Other	(830)	(852)
Other changes in operating assets and liabilities:
Accounts receivable	15,332	105,261
Inventories	(37,240)	14,610
Prepaid expenses and other current assets	1,968	(3,288)
Other assets	67	(3,918)
Accounts payable	22,752	9,646
Accrued liabilities and deferred revenue	(414)	1,440
Long-term liabilities	4,083	(1,812)
Income taxes payable	1,231	1,726

Net cash (used in) provided by operating activities	(40,413)	71,751

Investing activities:
Purchases of property and equipment	(17,922)	(12,246)
Purchases of investments	(460,329)	(457,447)
Sale of investments	516,088	388,957

Net cash provided by (used in) investing activities	37,837	(80,736)

Financing activities:
Purchases of treasury stock	—	(37)
Proceeds from the exercise of stock options and employee stock purchase plan	1,643	3,790

Net cash provided by financing activities	1,643	3,753

Effect of exchange rate changes on cash	5,296	(612)

Increase (decrease) in cash and cash equivalents	4,363	(5,844)
Cash and cash equivalents at beginning of period	67,314	48,422

Cash and cash equivalents at end of period	$71,677	$42,578